Exhibit (d)(6)

Exempt Employee Fair Labor Standards Act

i2 TECHNOLOGIES, INC.
CANCELLATION/REGRANT PROGRAM
NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of i2 Technologies, Inc. (the “Corporation”). The Option is granted in replacement of the stock option identified on attached Schedule I which was cancelled on                                       , 2002 (the “Cancelled Option”) in connection with an Option Exchange Program.

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price: $                                                      per share

Number of Option Shares:                                      shares of Common Stock

Expiration Date:

Type of Option:                 Non-Statutory Stock Option

Exercise Schedule:  The Option shall be immediately exercisable for one percent (1%) of the Option Shares. Upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date, the Option shall become exercisable for an additional twenty-four percent (24%) of the Option Shares. Thereafter, the Option shall become exercisable for the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the i2 Technologies, Inc. 2001 Stock Option/Stock Issuance Plan (the “Plan”). Optionee further agrees that the terms and conditions to be in effect for the Option shall be as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee has previously been furnished with a copy of the Plan. However, if Optionee has misplaced his or her copy of the Plan, another copy may be obtained from the Corporation upon request.

At Will Employment.  Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

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THIS OPTION IS GRANTED IN FULL AND COMPLETE REPLACEMENT OF THE HIGHER-PRICED OPTION IDENTIFIED IN ATTACHED SCHEDULE I, AND OPTIONEE HEREBY RECONFIRMS AND AGREES THAT OPTIONEE HAS NO RIGHT OR ENTITLEMENT TO ACQUIRE ANY SHARES OF THE CORPORATION’S COMMON STOCK UNDER THE HIGHER-PRICED OPTION.

DATED:                                                  ,

i2 TECHNOLOGIES, INC.

By:

Title:

, OPTIONEE

Address:

Attachments:
Schedule I – Identification of Cancelled Option
Exhibit A – Stock Option Agreement

SCHEDULE I

IDENTIFICATION OF CANCELLED OPTION

GRANT DATE:

GRANT NUMBER:

EXERCISE PRICE:

NUMBER OF SHARES ORIGINALLY SUBJECT TO OPTION:

NUMBER OF SHARES SUBJECT TO OPTION AT TIME OF CANCELLATION:

VESTING SCHEDULE:

EXHIBIT A

STOCK OPTION AGREEMENT